     Exhibit 3.1
SECOND AMENDMENT TO
THE SECOND AMENDED AND RESTATED BYLAWS
OF
ODYSSEY HEALTHCARE, INC.
     Section 3.2 of the Second Amended and Restated Bylaws (the “Bylaws”) is hereby amended and restated to read in its entirety as follows:
     Section 3.2 Number; Qualifications; Election; Eligibility; Term. Except as otherwise provided in the Certificate of Incorporation, the number of directors which shall constitute the entire Board shall from time to time be fixed exclusively by the Board by a resolution adopted by a majority of the entire Board serving at the time of that vote. Except as otherwise required by law, the Certificate of Incorporation, or these Bylaws, the directors of the Corporation shall be elected at an annual meeting of stockholders at which a quorum is present. At each such annual meeting of stockholders, the stockholders shall elect the directors or class of directors of the Corporation by the affirmative vote of the holders of a majority of the voting power of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote for the election of directors or a class of directors; provided that if the number of nominees exceeds the number of directors to be elected, the stockholders shall instead elect the directors by plurality vote. For purposes of this Section 3.2, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director (with “abstentions” and “broker non-votes” not counted as votes cast either “for” or “against” such director’s election). None of the directors need be a stockholder of the Corporation or a resident of the State of Delaware. Each director must have attained the age of majority. All directors must, in order to be elected, meet the eligibility requirements of Section 3.3.
[SIGNATURE PAGE FOLLOWS]

     I, the undersigned, being the Secretary of the Corporation DO HEREBY CERTIFY THAT the foregoing amendment was duly adopted by the Board of Directors of the Corporation on May 20, 2008 in accordance with Section 8.13 of the Bylaws.

/s/ W. Bradley Bickham
W. Bradley Bickham, Secretary